Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount Of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and (h)	17,257,210	(2)	$0.37	(3)	$6,385,167.70	$92.70 per $1,000,000	$591.91	(4)
Total Offering Amounts									$591.91
Total Fee Offsets									N/A
Net Fee Due									$591.91

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Oragenics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Subject to adjustment for certain changes in the Registrant’s capitalization, the aggregate number of shares of our common stock that may be issued under the 2021 Plan will not exceed 17,257,210, which is the sum of (i) 10,000,000 new shares and (ii) up to 7,257,210 shares, which is the number of shares remaining available for the grant of new awards under the Prior Plan as of immediately prior to the effective date of the 2021 Plan and the Prior Plan’s Returning Shares (as defined below), as such shares become available from time to time. The term “Prior Plan’s Returning Shares” refers to the following shares of common stock subject to any stock award granted under the 2012 Equity Incentive Plan, as amended (the “2012 Plan” or the “Prior Plan”) that were outstanding as of February 25, 2022: (i) any shares subject to such stock award that are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to such stock award that are not issued because such award or any portion thereof is settled in cash; (iii) any shares issued pursuant to such stock award that are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, (iv) any shares issued pursuant to such stock award that are withheld or reacquired by us to satisfy the exercise, strike or purchase price; or (v) any shares issued pursuant to such stock award that are withheld or reacquired by us to satisfy a tax withholding obligation. No further grants will be made under the Prior Plan.
(3)	This estimate is made solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on March 21, 2022, as reported on NYSE American.